UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2018

ALPHA ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-55586	90-1020566
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

4162 Meyerwood Drive, Houston, TX	77025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  713-316-0061

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant   under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Ofﬁcers; Election of Directors; Appointment of Certain Ofﬁcers; Compensatory Arrangements of Certain Ofﬁcers.

The board of directors of Alpha Energy, Inc. approved and appointed John F. Lepin, age 72 to serve as Chief Financial Officer and President.

Mr. Lepin has 30 years of experience in corporate finance management with oil & gas exploration and production companies. He has experience in all areas of oil & gas to include accounting, startup operations and general management. Prior to joining Alpha Energy, Inc., he consulted in financial positions with private and public companies. He started his career with Ladd Petroleum in Denver, he has held controller positions with KC Resources, Royale Energy, Blue Dolphin Energy, Aurora Oil & Gas and Patara Oil & Gas and served as CFO of Grand Gulf Energy. He has a Bachelor’s Degree in Accounting from the University of California Los Angeles and an MBA from the University of Colorado. Mr. Lepin also serves as Chairman of the Board of Alpha energy, Inc.

In connection with his appointment, we entered into an Executive Employment Agreement with Mr. Lepin for a term of Five years starting November 1, 2018. Pursuant to the employment agreement, Mr. Lepin will receive a monthly salary of $10,000 and company stock bonus. A copy of the employment agreement is attached as Exhibit 10.18.

Item 9.01—Financial Statements and Exhibits

The following is filed as an exhibit to this report:

Exhibit
Number*	Title of Document	Location

Item 10	Material Contracts
10.18	Executive Employment Agreement between Alpha Energy, Inc Systems, Inc. and John F. Lepin, approved by the Board of directors on October 27, 2018.	Attached

* All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2018

ALPHA ENERGY, INC.

/s/ John F. Lepin

John F. Lepin, President/ CFO/ director

EXHIBIT INDEX

Exhibit
Number*	Title of Document	Location

Item 10	Material Contracts
10.18	Executive Employment Agreement between Alpha Energy, Inc Systems, Inc. and John F. Lepin, approved by the Board of directors on October 27, 2018.	Attached